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EXHIBIT 10.91

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into as of the date (the "EFFECTIVE DATE") of the consummation of the transactions contemplated by the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of May 11, 2003, among The Dwyer Group, Inc., a Delaware corporation (the "COMPANY"), TDG Holding Company, a Delaware corporation ("PARENT"), and TDG Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent, between the Company and Thomas Buckley ("EXECUTIVE").

         WHEREAS, Executive is presently the Chief Financial Officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company.

         WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and Executive have agreed to enter into this Agreement subject to, contingent upon and effective upon the consummation of the transactions contemplated by the Merger Agreement (the "CLOSING DATE") and to be bound by the provisions of this Agreement, including, without limitation, the provisions of paragraph 7 hereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including a Nonqualified Stock Option Agreement to be entered into as soon as practicable following the Closing Date, as further described in paragraph 4(c) hereof), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

         2. Employment. The Company shall employ Executive, and Executive accepts continued employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the "EMPLOYMENT PERIOD").

         3.       Position and Duties.

                  (a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances; provided, however, that Executive shall not be assigned any duties which are substantially inconsistent with the duties and responsibilities in the aggregate normally associated with Executive's position with the Company, excluding any isolated or inadvertent action taken in good faith by the Company.

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                  (b)      Executive shall report to the Chief Executive Officer
         of the Company.

                  (c) During the Employment Period, Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall have the discretion to determine Executive's work schedule which may vary from day to day or week to week provided that Executive's schedule continues to permit Executive to fulfill Executive's duties and responsibilities under this Agreement.

                  (d) Executive shall perform Executive's duties and responsibilities principally in Waco, Texas.

         4.       Compensation and Benefits.

                  (a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company's practices as may be in effect from time to time. Executive's initial salary shall be at the rate of $144,000 per year (the "BASE SALARY"). The Board shall review Executive's salary from time to time and may, in its sole discretion, increase it; provided, however, that the Base Salary shall be adjusted upward on January 1, 2004 and on each January 1st thereafter by an amount equal to at least 5% of the Base Salary if the Company's budgeted goals for the preceding year have been met. If such goals were not met, the Base Salary shall be adjusted upward by an amount equal to the Consumer Price Index Percentage (as defined below) multiplied by the then-current Base Salary. For purposes of this paragraph 3(a), "Consumer Price Index Percentage" shall mean a percentage equal to the percentage increase in the Revised Consumer Price Index for All Urban Consumers (Not Seasonally Adjusted), South-Size Class A, All Items (1982-84 = 100), published by the Bureau of Labor Statistics of the United States Department of Labor ("CPIU") on the date closest to the date of such anniversary over the CPIU figure published for the corresponding period of the previous year. If from time to time during the Employment Period and any extension thereof, the United States Department of Labor, Bureau of Labor Statistics ceases to maintain the CPIU, such other index or standards as will most nearly accomplish the aim and purpose of said CPIU, as reasonably determined by the Board of Directors of the Company (the "BOARD"), shall be used in determining the amount of any such adjustment. Any additional increase in the Base Salary shall be determined in the sole discretion of the Board.

                  (b) Annual Bonus. Executive will be eligible for bonuses in calendar year 2003 as set forth on Exhibit A attached hereto. For subsequent calendar years, Executive will be eligible to receive bonuses (under the Company's annual bonus program and quarterly bonus program) with a minimum target amount, in the aggregate, of 35% of Executive's Base Salary (the "TARGET BONUS AMOUNT"), based on the achievement of specified performance goals (as determined by the Board), which goals shall be provided to Executive by December 31st of the preceding calendar year. The annual bonus will be

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         paid to Executive within 30 days following the completion of the
         Company's annual financial audit for the year in which such bonus was earned and any quarterly bonuses will be paid to Executive within 30 days following the date on which it is determined that the goals for such quarter have been achieved.

                  (c) Stock Options. Upon Parent's adoption of its 2003 Equity and Performance Incentive Plan (the "STOCK OPTION PLAN"), the Company will adopt the Stock Option Plan, pursuant to which options to purchase shares of Parent's common stock may be granted to Executive and other officers of the Company. During the Employment Period, Executive shall be eligible to receive grants of options under the Stock Option Plan at the discretion of the Board of Directors of Parent. Under the terms of the Stock Option Plan, the Board of Directors of Parent will have the right to amend the Stock Option Plan. Notwithstanding the foregoing, as soon as practicable following the Closing Date, the Company will ensure that Parent will grant Executive an option to purchase a number of shares of common stock equal to the product of 1.82%, multiplied by the total number of primary shares of common stock of Parent outstanding immediately after the Closing Date. Such grant of stock options shall be pursuant to the terms of the agreement set forth on Exhibit B attached hereto.

                  (d) Vacation. During the Employment Period, Executive will accrue paid vacation in accordance with the policy set forth on Exhibit C attached hereto.

                  (e) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive's duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. In addition, the Company shall reimburse Executive for all cellular phone expenses incurred by Executive during the Employment Period in the course of performing Executive's duties under this Agreement, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

                  (f) Standard Executive Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. Additionally, during the Employment Period, the Company shall continue to pay for the costs associated with medical insurance coverage under the Company's medical plan for Executive's eligible dependents.

                  (g) Long-term Disability Insurance. Commencing on January 1, 2004 and for the remainder of the Employment Period, the Executive shall be eligible to receive long-term disability coverage under an insurance policy or policies described in the following

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         sentence that provides a benefit amount determined at Executive's discretion (subject to availability under such policy or policies); provided, however, that, with respect to the annual premium cost of such coverage, (i) the Company shall be obligated to pay the lesser of
         (A) 50% of such cost or (B) $5,000 and (ii) Executive shall be obligated to pay the portion of the cost of the premium that exceeds the amount paid by the Company pursuant to (i) above. Coverage described in the preceding sentence shall be provided under an insurance policy or policies obtained by the Company and the terms and conditions of such coverage shall be as set forth in such insurance policy or policies.

                  (h) Indemnification. With respect to Executive's acts or failures to act during the Employment Period in Executive's capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification (including reasonable attorney's fees) from the Company to the extent permitted by law, and to liability insurance coverage, on the same basis as other directors and officers of the Company.

         5.       Employment Period.

                  (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the third anniversary of the Effective Date.

                  (b) On the third anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(c) below or the Company shall have given Executive thirty (30) days written notice that the extension provision in this sentence shall not apply, the Employment Period shall be extended for an additional year.

                  (c) Notwithstanding (a) or (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

                           (i)      Executive's death;

                           (ii) the Company's termination of Executive's employment due to Permanent Disability;

                           (iii)    a Termination For Cause;

                           (iv)     a Termination Without Cause;

                           (v)      a Termination By Executive For Good Reason;
                  or

                           (vi)     a Voluntary Termination.

         6.       Post-Employment Period Payments.

                  (a) At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits and Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any

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         unexpired vacation days which have accrued but are unused, as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive's employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). In addition, Executive shall be entitled to the additional benefits and amounts described in subparagraph 6(b), in the circumstance described in such subparagraph.

                  (b) If the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause or a Termination By Executive For Good Reason, the Company shall continue to pay Executive his Base Salary at the time of such termination for a period of:

                           (i)      eighteen (18) months following such
                  termination if the termination occurs prior to the third anniversary of the Effective Date, and

                           (ii) one (1) year following such termination if the termination occurs on or after the third anniversary of the Effective Date.

         In addition, the Company shall make a lump sum payment to Executive in an amount equal to the product of Executive's Target Bonus Amount, multiplied by a fraction, the numerator of which is the number of days which have elapsed from January 1 of the calendar year in which the Termination Without Cause or a Termination By Executive For Good Reason occurs through the date of such termination, and the denominator of which is 365. Further, Executive shall be entitled to continue to participate, at the Company's cost, in the Company's medical, dental, disability and life insurance plans until the earlier of (A) Executive's eligibility for any such coverage under another employer's or any other medical, dental or life insurance plans or (B) one (1) year following the termination of Executive's employment. Executive agrees that the period of coverage under such plans shall count against such plans' obligation to provide continuation coverage pursuant to COBRA. It is expressly understood that the Company's payment obligations and Executive's participation rights under this subparagraph (b) shall cease in the event Executive breaches any of the agreements in paragraph 7 hereof.

                  (c) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

         7.       Competitive Activity; Confidentiality; Nonsolicitation.

                  (a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive's duties to the Company during the Employment Period, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company

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         throughout the United States. Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(j) of this Agreement, gained by Executive during Executive's association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

                  (b) Covenants During the Employment Period. During the Employment Period, Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the Employment Period, Executive will not:

                           (i) enter into or engage in any business which competes with the Company's business;

                           (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the Company's business;

                           (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

                           (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business.

                  Notwithstanding the foregoing, nothing in this Paragraph 7(b) shall prohibit Executive from continuing his activities with DreamMaker and/or World Wide Supply, as provided for under the respective service agreements between the Company and DreamMaker and the Company and World Wide Supply, provided neither DreamMaker nor World Wide Supply are engaging in any business which competes with the Company's business.

                  (c)      Covenants Following Termination. For a period of two
         (2) years following the termination of Executive's employment, Executive will not:

                           (i) enter into or engage in any business which competes with the Company's business within the Restricted Territory (as defined in subparagraph 7(g));

                           (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's business within the Restricted Territory;

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                           (iii)    divert, entice or otherwise take away any
                  customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

                           (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the Restricted Territory.

                  (d) Indirect Competition. For the purposes of subparagraphs 7(b) and 7(c), inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive's own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

                  (e) The Company. For the purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

                  (f) The Company's Business. For the purposes of subparagraphs 7(b), 7(c), 7(k) and 7(l), the Company's business is defined to be plumbing and sewer repair, installation, removal and maintenance; electrical repair, installation, removal and maintenance; carpet cleaning, installation, removal and restoration; appliance repair, installation, removal and maintenance; HVAC repair, installation, removal and maintenance; water and fire restoration services; and glass replacement and repair, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

                  (g) Restricted Territory. For the purposes of subparagraph 7(c), the Restricted Territory shall be defined as and limited to:

                           (i)      the geographic area(s) within a one hundred
                  (100) mile radius of any and all Company and franchisee location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive's employment and at any time during the two (2) year period prior to such termination; and

                           (ii) all of the specific customer accounts, whether within or outside of the geographic area described in
                  (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive's employment and at any time during the two (2) year period prior to such termination. For purposes of this paragraph 7,

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                  "customers" shall include all franchisees of the Company and all national accounts of the Company.

                  (h) Extension. If it shall be judicially determined that Executive has violated any of Executive's obligations under subparagraph 7(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

                  (i) Non-Solicitation. For a period of ten (10) years following Executive's termination of employment, Executive will not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

                  (j)      Further Covenants.

                           (i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive's employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive's duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company's unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive's mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive's employment with the Company (except in the course of performing Executive's duties and obligations to the Company) or after the termination of Executive's employment shall constitute a misappropriation of the Company's trade secrets.

                           (ii) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize,

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                  describe, analyze or refer or relate to any items of
                  information listed in subparagraph 7(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

                           (iii) Notwithstanding the foregoing Executive shall continue his current practice of providing quotes and/or writing articles for various publications, provided that Executive does not breach any of the provisions of this Paragraph 7(j).

                  (k)      Discoveries and Inventions; Work Made for Hire.

                           (i) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of Executive's employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive's employment and made, conceived or suggested by Executive, either solely or jointly with others, within one
                  (1) year following termination of Executive's employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

                           (ii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive's employment with the Company shall be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) The Dwyer Group, Inc., All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

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                  (l)      Communication of Contents of Agreement. During
         Executive's employment and for two (2) years thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

                  (m) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(c), 7(i), 7(j), 7(k) and 7(l) of this Agreement, without the necessity of proof of actual damage.

                  (n) Reasonableness. Executive acknowledges that Executive's obligations under this paragraph 7 are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

         8.       Definitions.

                  (a) "PERMANENT DISABILITY" means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive's duties to the Company or any subsidiary. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive's duties to the Company or any subsidiary, if, and only if, Executive is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 120 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 120 days.

                  (b) "TERMINATION BY EXECUTIVE FOR GOOD REASON" means Executive's termination of Executive's Employment as result of (i) the relocation of Executive's principal place of business outside of Waco, Texas, (ii) a reduction in the Base Salary or Target Bonus Amount or any applicable commission opportunity, (iii) a substantial diminution in Executive's duties and responsibilities, excluding any isolated or inadvertent action taken in good faith by the Company or (iv) the Company's failure to pay the Base Salary, and in any case, the Company fails to remedy such matter within 30 days of receiving written notice from Executive of his intention to terminate his employment based thereon.

                  (c) "TERMINATION FOR CAUSE" means the termination by the Company or any subsidiary of Executive's employment with the Company or any subsidiary as a result of (i) Executive's conviction of a felony or a crime involving fraud, (ii) Executive's willful misconduct or fraud against the Company or any subsidiary or affiliate of the Company,

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         (iii) Executive's insubordination or failure to follow the directions of the Board or the Chief Executive Officer of the Company, which is not cured within fourteen (14) days after written notice thereof to Executive, (iv) Executive's violation of paragraph 7 of this Agreement, or (v) any other breach by Executive of this Agreement or any other agreement with the Company or any subsidiary which is material and which is not cured within thirty days after written notice thereof to Executive.

                  (d) "TERMINATION WITHOUT CAUSE" means the termination by the Company or any subsidiary of Executive's employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination for Cause and shall include the Company's giving notice that the extension provision in the first sentence of subparagraph 5(b) shall no longer apply.

                  (e) "VOLUNTARY TERMINATION" means Executive's termination of Executive's employment with the Company or any subsidiary for any reason, other than a Termination By Executive For Good Reason.

         9. Executive Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

         10. Survival. Subject to any limits on applicability contained therein, paragraph 7 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

         11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

         12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                           Thomas Buckley
                           1010 North University Parks Drive
                           Waco, Texas 76707

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                                       11

                  Notices to the Company:

                           The Dwyer Group, Inc.
                           1010 North University Parks Drive
                           Waco, Texas 76707
                           Fax: (254) 745-2590

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

         13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         14. Prevailing Party's Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

         15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

         17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

         18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Texas.

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                                       12

         19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

         20. Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the date on which the transactions contemplated by the Merger Agreement are consummated.

                         [SIGNATURES ON FOLLOWING PAGE]

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                                       13

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      The Dwyer Group, Inc.

                                      By:_______________________________________
                                      Name:
                                      Title:
                                      __________________________________________
                                      Thomas Buckley

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                                       14

                                                                       EXHIBIT A

Executive's Compensation & Bonus Opportunities for 2003*

                                                   (2) DG Bonus
                                                       Plan
                           (1) Base Salary          Opportunity              Total
-------------------------------------------------------------------------------------
              2003           $144,000.00          $ 51,000.00            $ 195,000.00
-------------------------------------------------------------------------------------

(1) Includes salary received in lieu of expense allowance.

(2) Executive shall receive a bonus based on pre-tax income. Opportunity amount listed is based on a specified percentage of budgeted pre-tax income.

*Notwithstanding any other provision of this Exhibit A to the contrary, the bonus opportunity amount listed above is an estimate based on the achievement of target performance goals, and is included for illustrative purposes only. The actual amount of such bonus will be determined based on the actual performance levels achieved, and as a result may increase or decrease from the amount listed above.

                                                  Employment Agreement - Buckley

                                                                       EXHIBIT B

                               TDG HOLDING COMPANY
                       NONQUALIFIED STOCK OPTION AGREEMENT

         This AGREEMENT (this "AGREEMENT") is made as of _________ __, 2003, by and between TDG Holding Company, a Delaware corporation (the "COMPANY"), and Thomas Buckley ("OPTIONEE"). As a condition precedent to the Company's grant of the Option (as defined in Section 2 of this Agreement) to Optionee, Optionee is executing and delivering a counterpart of the Stockholders Agreement between the Company and certain of its stockholders, dated the date hereof, as the same may be amended from time to time (the "STOCKHOLDERS AGREEMENT") and thereby agrees to be bound by the Stockholders Agreement as an "EMPLOYEE INVESTOR" thereunder.

         1. CERTAIN DEFINITIONS. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company's 2003 Equity and Performance Incentive Plan (the "Plan"). As used in this Agreement:

                  (a) "MANAGEMENT OPTIONEE" means each of the following individuals: Dina Dwyer-Owens, Deborah Wright-Hood, James M. Johnston, Jr., Michael Bidwell, Robert E. Tunmire, Thomas J. Buckley, David Bethea and Michael Hawkins.

                  (b) "PERMANENT DISABILITY" means that Optionee, because of accident, disability, or physical or mental illness, is incapable of performing Optionee's duties to the Company or any Subsidiary. Notwithstanding the foregoing, Optionee will be deemed to have become incapable of performing Optionee's duties to the Company or any Subsidiary, if, and only if, Optionee is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 120 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 120 days.

                  (c) "TERMINATION BY EXECUTIVE FOR GOOD REASON" shall have the meaning set forth in the Employment Agreement between Optionee and The Dwyer Group, Inc., a Delaware corporation, dated May 11, 2003.

                  (d) "TERMINATION FOR CAUSE" means the termination by the Company or any Subsidiary of Optionee's employment with the Company or any Subsidiary as a result of (i) Optionee's conviction of a felony or a crime involving fraud, (ii) Optionee's willful misconduct or fraud against the Company or any Subsidiary or affiliate of the Company, (iii) Optionee's insubordination or failure to follow the directions of the Board or the Chief Executive Officer of the Company, which is not cured within fourteen (14) days after written notice thereof to Optionee, (iv) Optionee's violation of (A) Optionee's confidentiality obligations with respect to the Company's and any Subsidiary's confidential information, knowledge or data or (B) Optionee's agreement to not engage in competition, if any, with the Company or any Subsidiary, or (v) any other breach by Optionee of this Agreement or any other agreement with

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                                      B-1
the Company or any Subsidiary which is material and which is not cured within thirty days after written notice thereof to Optionee.

                  (e) "TERMINATION WITHOUT CAUSE" means the termination by the Company or any Subsidiary of Optionee's employment with the Company or any Subsidiary for any reason other than a termination for Permanent Disability or a Termination for Cause and shall include the Company's or the Subsidiary's election not to extend any employment agreement between Optionee and the Company or any Subsidiary at the end of any employment period.

                  (f) "VESTED OPTIONS" means each fully vested, unexercised option, warrant or other right to acquire any shares of Common Stock.

                  (g) "VOLUNTARY TERMINATION" means Optionee's termination of Optionee's employment with the Company or any Subsidiary for any reason.

         2. GRANT OF STOCK OPTION. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Optionee an option (the "OPTION") to purchase ______ shares of Common Stock (the "OPTION SHARES"). The Option may be exercised from time to time in accordance with the terms of this Agreement. Subject to adjustment as hereinafter provided, (a) one-third of the Option Shares (____ shares) may be purchased pursuant to this Option at a price (the "OPTION PRICE") of $150.00 per share (the "TRANCHE I OPTION SHARES"), (b) one-third of the Option Shares (____ shares) may be purchased pursuant to this Option at an Option Price of $200.00 per share (the "TRANCHE II OPTION SHARES") and (c) one-third of the Option Shares (____ shares) may be purchased pursuant to this Option at an Option Price of $225.00 per share (the "TRANCHE III OPTION SHARES"). The Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under
Section 422 of the Code, or any successor provision thereto.

         3. TERM OF OPTION. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 9 hereof, shall expire ten (10) years from the Date of Grant.

         4. RIGHT TO EXERCISE. Subject to Section 8 and unless terminated as hereinafter provided, the Option shall become exercisable with respect to 20% of the Tranche I Option Shares, 20% of the Tranche II Option Shares and 20% of the Tranche III Option Shares on each of the first five anniversaries of the Date of Grant if Optionee shall have remained in the continuous employ of the Company or any Subsidiary as of each such date. Optionee shall be entitled to acquire a fraction of one Option Share pursuant to this Option. Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to Optionee upon the exercise of all or part of this Option.

5.       REPURCHASE OF VESTED OPTIONS OR SHARES.

         (a) After the fifth anniversary of the date of this Agreement, Optionee, at his or her election by giving written notice to the Company, shall have the option to require the Company, within 30 days of such notice and subject to Section 5(b), to purchase all (or any portion thereof) of the Vested Options or Shares (as defined in the Stockholders Agreement) held

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                                       2
by such Optionee (i) at a price per Vested Option equal to the Fair Value per Share (as defined in the Stockholders Agreement) subject thereto, less the exercise price of the applicable Vested Option and (ii) at a price per Share equal to the Fair Value per Share; provided, however, that Optionee shall not be entitled to exercise the rights granted to Optionee under this Section 5(a) with respect to (x) Vested Options representing in excess of 15% of Optionee's Vested Options in any calendar year or (y) Shares representing in excess of 15% of Optionee's Shares in any calendar year; provided, further, that if Optionee exercises his or her rights pursuant to this Section 5(a) with regard to a portion of Optionee's Vested Options, Optionee shall exercise such rights with regard to Tranche I Option Shares, Tranche II Option Shares and Tranche III Options Shares in equal proportions.

                  (b) The Company shall not be required to repurchase any Vested Options or Shares under Section 5(a) if, (i) in the calendar year of any such notice of repurchase by a Management Optionee, the aggregate value of all Vested Options and Shares repurchased by the Company exceeds $150,000, or (ii) in the reasonable good faith judgment of the Board of Directors, such performance would violate (A) the provisions of the Company's Certificate of Incorporation, the Company's Bylaws or any instrument relating to any Indebtedness (as defined in the Stockholders Agreement) of the Company or any Subsidiary, or (B) any statute, common law doctrine, rule, regulation, decree or order to which the Company is subject or if the Company is unable to lawfully obtain through receipt of a dividend from any Subsidiary funds sufficient to effect such a repurchase. If the provisions of this Section 5(b) limit the Company's purchase of the Vested Options or Shares, if any, of more than one Management Optionee, then the Company shall purchase such Vested Options or Shares, if any, when permitted, based on a pro rated allocation among the Management Optionees on the basis of the aggregate number of Vested Options or Shares proposed to be repurchased by the Company pursuant to this
Section 5. With respect to clause (i) above, if any Management Optionee submits a notice of repurchase that in the aggregate would result in the aggregate value of the Vested Options or Shares repurchased pursuant to Section 5(a) to exceed the $150,000 threshold, the Company shall be required to repurchase only that portion of such Management Optionee's Vested Options or Shares, if any, that would not result in the $150,000 threshold being exceeded.

         6. OPTION NONTRANSFERABLE. Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee's legal incapacity, by Optionee's guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

         7.       NOTICE OF EXERCISE; PAYMENT.

                  (a) To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The notice shall also state whether Optionee is exercising Tranche I Option Shares, Tranche II Option Shares or Tranche III Option Shares pursuant to such notice. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Option Shares being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in one or both of the following methods as specified by Optionee in the notice of exercise: (i) cash in the form

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                                       3
of currency or check or by wire transfer as directed by the Company, or (ii) through the surrender to the Company of shares of Common Stock owned by Optionee for at least six months as valued at their Market Value per Share on the date of exercise.

                  (b) As soon as practicable upon the Company's receipt of Optionee's notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

                  (c) As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

         8. ACCELERATION OF OPTION. The Option granted hereby shall become immediately exercisable upon the occurrence of a Change of Control if Optionee is an employee of the Company or any Subsidiary on the date of the consummation of such Change of Control.

         9. TERMINATION OF AGREEMENT. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

                  (a) One (1) year after Optionee's death if such death occurs while Optionee is employed by the Company or any Subsidiary; provided, however, that it shall be a condition to the exercise of the Option in the event of Optionee's death that the Person exercising the Option shall have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and the Stockholders Agreement;

                  (b) One (1) year after Optionee's termination of employment due to Permanent Disability

                  (c) One hundred and eighty (180) calendar days after Optionee's Termination Without Cause or a Termination By Executive For Good Reason;

                  (d) Ninety (90) calendar days after Optionee's Voluntary Termination, if such Voluntary Termination occurs on or after the third anniversary of the Date of Grant;

                  (e) The date of Optionee's Termination for Cause or Voluntary Termination, if such Voluntary Termination occurs prior to the third anniversary of the Date of Grant; or

                  (f)      Ten (10) years from the Date of Grant.

         In the event that Optionee's employment is terminated in the circumstances described in Section 9(e) hereof, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement and Optionee's option will cease to be exercisable to the extent exercisable as of such termination and will not be or become exercisable after such termination. Optionee shall be deemed to be an employee of the Company or any Subsidiary if on a leave of absence approved by the Board.

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                                       4

         10. NO EMPLOYMENT CONTRACT. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any Subsidiary, or (b) limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Optionee.

         11. TAXES AND WITHHOLDING. If the Company or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, Optionee must pay the tax or make provisions that are reasonably satisfactory to the Company for the payment thereof.

         12. COMPLIANCE WITH LAW. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

         13. ADJUSTMENTS. The Board shall make or provide for such adjustments in the number of Option Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of Optionee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event or upon a Change of Control, the Board may, but shall not be obligated to, provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option.

         14. RELATION TO OTHER BENEFITS. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

         15. AMENDMENTS. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee's written consent.

         16. SEVERABILITY. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

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                                       5

         17. RELATION TO PLAN. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

         18. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

         19. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

         20. NOTICES. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to Optionee shall be addressed to said Optionee at Optionee's address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

                         [SIGNATURES ON FOLLOWING PAGE]

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                                       6

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

                                      TDG HOLDING COMPANY

                                      By:__________________________________
                                      Name:
                                      Title:

                                      _______________________________________
                                      OPTIONEE
                                      Name:

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                                       7

                                                                       EXHIBIT C

                                 Vacation Policy

The Company provides employees with paid time off for vacations and selected holidays. Vacations and holidays are a time for employees to get out of the work environment and relieve the normal stress of working.

Vacation time is earned and available at your anniversary date on the following schedule:

                           Six Months - - One Week

                           One year - - Two weeks

                           Five years - - Three weeks

                           Ten years - - Four weeks

                           Twenty years - - Five weeks

                           Twenty five years - - Six Weeks

Vacation time off must be requested in writing and be approved by management at least one week in advance. Vacations may be taken as weekly periods or as individual days or half days with prior departmental approval. Observed holidays that fall within a scheduled vacation period will not be counted as a vacation day.

Vacation days earned are available to be taken during your current anniversary year. Unless you have the written prior consent of the President of the Company, earned vacation cannot be carried over to the next anniversary year and will be lost. Each employee must take at least two weeks of earned vacation time off. Payments will be made in lieu of taking earned vacation time off in excess of two weeks, upon written request of the employee.

Employees with earned but unused vacation who voluntarily resign after given two
(2) weeks written notice, or who are terminated, will be paid for that earned but unused vacation time.

                                                  Employment Agreement - Buckley

                                      C-1